UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 27, 2006

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Executive Compensation

On February 27, 2006, the Compensation and Benefits Committee of the Board of Directors of Penn Virginia Corporation (the “Parent Company”), with the assistance of the Compensation and Benefits Committee of the Board of Directors of Penn Virginia Resource GP, LLC (the “General Partner”), which is the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”) and an indirectly wholly owned subsidiary of the Parent Company, determined that base salaries payable to executive officers of the General Partner in 2006, and cash bonuses and long-term compensation payable to those executive officers in 2006 relating to their performance in 2005 on behalf of the Partnership, are as follows:

	2006		2005
Name and Principal Position	Salary		Cash Bonus		Long-Term Compensation

A. James Dearlove	$183,500	(1)	$176,500	(1)	$291,000	(1)(2)
Chief Executive Officer
Keith D. Horton	260,000		200,000		350,000	(2)
President and Chief Operating Officer
Ronald K. Page	220,000		160,000		270,000	(2)
Vice President, Corporate Development
Frank A. Pici	126,500	(1)	97,500	(1)	176,000	(1)(2)
Vice President and Chief Financial Officer
Nancy M. Snyder	110,000	(1)	84,000	(1)	147,000	(1)(2)
Vice President and General Counsel

(1)	Messrs. Dearlove and Pici and Ms. Snyder each devotes approximately 50% of his or her professional time to the business and affairs of the Partnership. They devote the balance of their professional time to the business and affairs of the Parent Company. The salaries, bonuses and long-term compensation reflected in the chart above do not include amounts payable to these individuals by the Parent Company for services rendered to the Parent Company.
(2)	Long-term compensation awards are expressed in dollars and are paid in the form of restricted Partnership units under the General Partner’s Second Amended and Restated Long-Term Incentive Plan. The actual number of restricted Partnership units awarded is determined on the basis of the fair market value of the Partnership’s Common Units on the date of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006

Penn Virginia Resource Partners, L.P.

By:	Penn Virginia Resource GP, LLC
its general partner

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Vice President and General Counsel